THIRD AMENDMENT TO FUND PARTICIPATION AGREEMENT

Regarding

INVESTMENT COMPANY SHAREHOLDER REPORTS

AND OTHER REQUIRED MATERIALS

Equitable Financial Life Insurance Company, formerly known as AXA Equitable Life Insurance Company (the “Company”), a New York life insurance company, Federated Hermes Insurance Series (the “Investment Company”) and Federated Securities Corp. (the “Distributor”), entered into a certain fund participation agreement dated September 1, 2012 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 4, 2021, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Investment Company and the Distributor (collectively, the “Parties”).

RECITALS

WHEREAS, the name of the Company changed from AXA Equitable Life Insurance Company to Equitable Financial Life Insurance Company;

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Investment Company (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Investment Company shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Company intends to comply with the requirements, terms and conditions of Rule 30e-3 to satisfy its obligation to deliver Investment Company shareholder reports to Contract Owners, including hosting the website of certain Investment Company materials required by Rule 30e-3; and

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Company intends to meet any such Portfolio Statutory Prospectus delivery requirement by relying on and complying with the requirements, terms and conditions of paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Investment Company Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rules 30e-3 and 498A unless the Investment Company prepares and provides the Investment Company Documents. The Fund Documents shall be available on the Funds’ website;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Investment Company and the Distributor hereby agree to supplement and amend the Participation Agreement as follows:

1.	Provision of Investment Company Documents; Website Posting.

(a)

Investment Company Documents. The Investment Company and the Distributor are responsible for preparing and providing the following “Investment Company Documents,” as specified in paragraph (b)(1) of Rule 30e-3:

(i)	Summary Prospectus for the Portfolios;

(ii)	Statutory Prospectus for the Portfolios;

(iii)	Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios (together, the “Shareholder Reports”) (referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(vi)	Portfolio Holdings For Most Recent First and Third Fiscal Quarters.

(b)	Deadline for Providing, and Currentness of, Investment Company Documents.

(i)

The Investment Company and the Distributor shall provide the Summary Prospectus, Statutory Prospectus, and SAI for the Portfolios on the Investment Company’s website on a timely basis (to facilitate the required website posting) and provide updated versions as necessary on the Investment Company’s website, in order to facilitate a continuous offering of the Portfolio Company’s securities and the Variable Contracts.

(ii)	The Investment Company and the Distributor shall provide the Shareholder Reports and Portfolio Holdings on the Investment Company’s website on a timely basis.

(c)

Format of Investment Company Documents. The Investment Company and the Distributor shall provide the Investment Company Documents on the Investment Company’s website in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (b)(3) of Rule 30e-3; and

(ii)

permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading of such document and the section of the document referenced in that section heading; and

(iii)	permit persons accessing the Investment Company Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs (h)(2)(i).

(d)

Website Hosting. The Company shall host and maintain the website so that the Investment Company Documents obtained by the Company are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Investment Company and the Distributor fulfill their obligations under this Amendment. Current Investment Company Documents will be made available to the Company on the Investment Company’s website.

(e)	Use of Summary Prospectuses.

(i)

The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement(ii) The Company shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A if available. 2. Content of Investment Company Documents. The Investment Company and the Distributor shall be responsible for the content and substance of the Investment Company Documents as provided on the Investment Company’s website, including, but not limited to, the accuracy and completeness of the Investment Company Documents.

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Investment Company Documents for Paper Delivery. The Investment Company and the Distributor shall:

(a)

At their expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Investment Company Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly.

(b)

Alternatively, if requested by the Company in lieu thereof, the Investment Company or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Investment Company Documents as set in type), to have the then current Investment Company Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Investment Company.

(c)	The Investment Company and/or the Distributor shall reimburse the Company for the costs of mailing the Investment Company Documents to Contract Owners

4.

Portfolio Expense and Performance Data. The Investment Company shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, as soon as administratively feasible, the Investment Company shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company):

(a)

the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b)

the net “Annual Portfolio Company Expenses” (aka “Total Annual Investment Company Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N-1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4, and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Investment Company); and

(c)

the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6).

5.	Construction of this Amendment; Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 30e-3 under the 1940 Act and Company’s compliance with Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

6.	Termination. This Amendment shall terminate upon the earlier of:

(a)	termination of the Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

7.

Indemnification. The Investment Company and the Distributor specifically agree to indemnify and hold harmless the Company (and its officers, directors, and employees) from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising from or in connection with any claim or action of any type whatsoever brought against the Company (or its officers, directors, and employees) as a result of any failure or alleged failure by the Investment Company or the Distributor to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to and not in lieu of the indemnification provided for in the Participation Agreement or any other addendums or amendments thereto, but otherwise shall be subject to and in accordance with the terms and conditions of the Participation Agreement.

8.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

9.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Investment Company and the Distributor under this Amendment shall be joint and several.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

Equitable Financial Life Insurance Company, on behalf of itself and each Separate Account

By:
Print Name:	Kenneth Kozlowski
Title:	Managing Director
Date:	3/5/2021 | 3:59 PM EST

The Investment Company:

Federated Hermes Insurance Series

By:
Print Name:	John B. Fisher
Title:	President
Date:	March 8, 2021

The Distributor:

Federated Securities Corp.

By:
Print Name:	Paul A Uhlman
Title:	President
Date:	March 8, 2021